Exhibit 99.1

Diversified Corporate Resources Announces Transactions to Significantly Reduce Cost of Working Capital Financing and to Eliminate Factoring

 DALLAS, April 5 /PRNewswire-FirstCall/ — Diversified Corporate Resources, Inc. (OTC Bulletin Board: HIRD) (the “Company”) announces it has entered into a revised line of credit facility with Greenfield Commercial Credit. The transaction allows the Company to move away from the higher cost of factoring receivables. The debt moved to Greenfield from our previous factor will have an effective borrowing cost of nearly 47% less than under the previous factoring arrangement. Under this new arrangement with Greenfield, the maturity date of the line of credit has been extended until March of next year.

Net direct placement sales at DCRI have increased significantly since December. The new line of credit will give the Company more flexibility and the ability to expand this line of business at a more aggressive pace.

“This is an important event for DCRI as we continue to take advantage of the growth in the market for providing highly specialized personnel for our clients. This lower cost of borrowing, coupled with the new improving staffing industry marketplace, our previously announced subordination and installment agreements with the IRS, the restructuring we have implemented, and new initiatives underway will allow the company to take advantage of the many opportunities for expansion currently being offered and explored by our executive team,” said J. Michael Moore, Chief Executive Officer and Chairman of the Board for Diversified Corporate Resources, Inc.

Diversified Corporate Resources, Inc. is a national employment services and consulting firm, servicing Fortune 500 and larger regional companies with permanent recruiting and staff augmentation in the fields of Engineering, Information Technology, Healthcare, BioMed and Finance and Accounting. The Company currently operates a nationwide network of seven regional offices.

Statements in this Press Release that are not historical facts, including, but not limited to, projections or expectations of future financial or economic performance of the Company, and statements of our plans and objectives for future operations are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and involve a number of risks and uncertainties. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such “forward-looking” statements. Important factors (the “Cautionary Disclosures”) that could result in such differences include: general economic conditions in our markets, including inflation, recession, interest rates and other economic factors; the availability of qualified personnel; our ability to successfully integrate acquisitions or joint ventures with our operations ( including the ability to successfully integrate businesses that may be diverse as to their type, geographic area or customer base); the level of competition experienced by us; our ability to implement our business strategies and to manage our growth; the level of development revenues and expenses; the level of litigation expenses, and other factors that affect businesses generally. Subsequent written and oral “forward- looking” statements attributable to us, or persons acting on our behalf, are expressly qualified by the Cautionary Disclosures.

CONTACT:	PR Financial Marketing LLC, Houston
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com
SOURCE:	Diversified Corporate Resources